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                                                                     EXHIBIT 5.1


                                 March 13, 2000



Juniper Networks, Inc.
385 Ravendale Drive
Mountain View, CA 94043

        Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

        With reference to the registration statement that Juniper Networks, Inc., a Delaware corporation (the "Company") proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering an aggregate of 7,865,131 shares of its common stock, $.00001 par value (the "Shares") to be issued and sold pursuant to the Amended and Restated Juniper Networks, Inc. 1996 Stock Option Plan and the Layer5 1999 Stock Incentive Plan (collectively, the "Plans"), I am of the opinion that:

        1.     The Plans have been duly adopted by the Company.

        2. All proper corporate proceedings have been taken so that the Shares have been duly authorized and, upon issuance and payment therefore in accordance with the Plans and the resolutions of the board of directors of the Company relating to the adoption of the Plans and the offering and sale of the Shares thereunder, will be legally issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the registration statement referred to above. This opinion is limited to the laws of the State of Delaware and the federal law of the United States of America.

                                            Very truly yours,



                                            /s/ LISA C. BERRY
                                            ------------------------------------
                                            Lisa C. Berry
                                            Vice Pesident, General Counsel and
                                            Secretary